Exhibit 99.1
FOR IMMEDIATE RELEASE

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson/Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO (651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS STRONG REVENUE
AND PROFIT GROWTH IN SECOND FISCAL QUARTER
Surgical Business Posts 47 Percent Year-over-Year Quarterly Revenue Growth;
Interventional Business Revenue Improves 31 Percent Sequentially Over First Quarter
     ST. PAUL, Minn., May 30, 2007 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported financial results for the second fiscal quarter ended April 30, 2007.
     Second-quarter consolidated net revenue rose to $16.6 million, an 11 percent increase over $14.9 million in the year-ago period. Surgical business revenue reached a record $9.1 million in the second quarter, the fourth consecutive record-revenue quarter for this segment, and 47 percent greater than the year-ago period. Interventional business revenue was $7.5 million in the quarter, lower than revenue of $8.7 million a year earlier but up 31 percent sequentially from $5.8 million in the first quarter of fiscal 2007. The company reported net earnings of $759,000, or $0.06 per diluted share, in the second quarter compared with a net loss of $475,000, or $0.04 per share, in the year-earlier period.
     “The surgical business posted record revenue in the second quarter, which led to strong improvement in consolidated operating income and net income,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “We have completed our first year with a

Synovis Life Technologies
May 30, 2007

direct U.S. sales force fully in place in the surgical business. The growth in the bariatric market continues. We made our first incursions into the complex ventral hernia market and recently added the 4Closure™ fascia closure device to our surgical product portfolio. The interventional business generated a significant revenue increase over the first quarter, with sales to major cardiac rhythm management (CRM) customers showing notable sequential improvement.”
     The consolidated gross margin in the quarter was 44 percent, an eight percentage point improvement over the second quarter of fiscal 2006. The higher margin is due to proportionately more surgical business revenue, as well as improved margins in both business units.
     The higher revenue levels and improved gross margins, combined with operating expenses that were flat compared with the year-ago period, resulted in consolidated operating income of $609,000 in the second quarter. This is a significant improvement over the operating loss of $1.3 million a year earlier and the first time the company has posted consolidated operating income since the third quarter of fiscal 2005.
     Synovis had $46.1 million in cash, cash equivalents and short-term investments at April 30, 2007, compared to $47.0 million at the fiscal 2006 year-end. In April, the company acquired the 4Closure Surgical Fascia Closure System from Fascia Closure Systems, LLC, for approximately $2.0 million in cash, plus additional future payouts as certain revenue levels are achieved. Synovis continues to seek acquisitions with a strong strategic fit to leverage the surgical business direct sales force.
     In the first half of fiscal 2007, consolidated net revenue increased to $30.8 million, up 9 percent from $28.2 million in the first six months of the prior fiscal year. Consolidated net income improved to $1.0 million, or $0.08 per diluted share, versus a net loss of $1.0 million, or $0.09 per share, in the first half of fiscal 2006.
Surgical Business
     The surgical business achieved record net revenue of $9.1 million in the second quarter, up 47 percent over $6.2 million in the year-ago period and an 8 percent gain sequentially over the fiscal 2007 first quarter. The second-quarter gross margin was 63 percent, up from 59 percent in the second quarter of fiscal 2006. Gross margin rose as a result of higher average selling prices related to hospital pricing, as well as a favorable product and geographic sales mix.
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May 30, 2007

     Operating income was $1.3 million, a sizeable turnaround from an operating loss of $719,000 in the year-earlier quarter, and a sequential improvement over operating income of $860,000 in the fiscal 2007 first quarter.
     Revenue from Peri-Strips® (PSD), Synovis’ primary surgical business product offering in the bariatric market, rose to $3.4 million in the second quarter, up 63 percent over $2.1 million a year ago. Peri-Strips, including PSD Apex, PSD Veritas® and PSD Veritas Circular, represent a comprehensive line of buttressing products for the bariatric market. Second-quarter sales of Synovis’ Tissue-Guard products rose to $3.1 million, a 32 percent gain over the prior-year quarter. The revenue increases were due to higher average selling prices — largely the result of the transition to a direct sales force — as well as significantly higher unit sales.
     Sales of the company’s microsurgery products increased 55 percent in the second quarter, reaching $1.3 million compared to $836,000 in the previous year’s quarter. Sales of the Microvascular Anastomotic Coupler, a device for connecting small blood vessels without sutures, were up 46 percent over the same quarter last year, driven by an increase in unit volume. Kramp noted, “The microsurgery line has become a strong contributor to surgical business revenue. Once surgeons begin using the Coupler and experience its benefits, they tend to become strong advocates for the product.”
     In May, Synovis announced the company had received a U.S. patent for the Flow Coupler. This next generation of the Coupler includes a tiny Doppler sensor which gives physicians reliable, real-time information about blood flow at the site of the vessel connection, allowing for early intervention should a blockage begin to develop. The company expects to complete development and verification testing of the Flow Coupler and file a 510(k) submission to the Food and Drug Administration (FDA) by the end of calendar 2007.
     “The surgical business generated strong growth in both revenue and operating income, underscoring the value of our 2006 sales force transition,” added Kramp. “While we benefited from hospital-level pricing, unit growth was our goal and unit growth is what we achieved. Late in our first quarter, we launched our Veritas product for complex ventral hernia repair — a significant market opportunity. Our sales staff spent a portion of their time in the second quarter focused on introducing this product to general surgeons, while maintaining a strong effort in the bariatric market. The introduction involves establishing contact and rapport with general surgeons followed by educating these potential customers regarding Veritas hernia patch material
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May 30, 2007

and initiating physician experience with the product. This introductory period provided clear indications regarding the level of interest in Veritas for the hernia application, which reinforced our decision to expand our direct sales force. We are reviewing plans for the addition of eight to 12 sales professionals.”
     The Veritas® Collagen Matrix product for complex ventral hernia repair represents a potential $100 million market opportunity in the United States. Veritas has the ability to remodel into the tissue it is repairing. The formation of tissue adhesions is a painful and sometimes medically dangerous complication which occurs in up to 30 percent of complex hernia surgeries. Veritas is the only biological patch which has earned an FDA indication for minimal tissue attachment.
     The recently acquired 4Closure System is a device and operating method used for closure of abdominal and chest wall incisions following laparoscopic procedures which use devices 10 millimeters and larger in diameter. The product is designed to close the incision at the inner fascia layer of the abdominal wall to prevent post-operative hernias, particularly in obese patients undergoing bariatric surgery. In April, Synovis trained its sales representatives on this product and previewed it at the meeting of the Society of American Gastrointestinal and Endoscopic Surgeons. The company is planning a full roll-out of the 4Closure System at the American Society for Bariatric Surgery meeting in June.
Interventional Business
     Interventional business net revenue was $7.5 million in the second fiscal quarter, down from $8.7 million in the year-ago period but up 31 percent sequentially from $5.8 million in the first quarter. The year-ago second quarter was the last quarter before the ICD (implantable cardioverter defibrillators) recall problems had a significant negative effect on the worldwide CRM market and on interventional business revenue.
     The interventional business gross margin was 21 percent in the second quarter of fiscal 2007, up from 20 percent in the same period of fiscal 2006. Efficiency measures, as well as improved overhead utilization drove the increased margin, partially offset by product mix changes. Second-quarter operating results approached break even with a loss of $49,000, compared to operating income of $4,000 in the year-ago period. It was a marked improvement over the operating loss of $415,000 in the first quarter of fiscal 2007.
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May 30, 2007

     Kramp commented, “We are gratified to see the sequential improvement in interventional business revenue. This gain included significant growth with our major CRM customers. We are optimistic that the CRM market is stabilizing and that the interventional business will continue to benefit as this market recovers. Our engineering and manufacturing capabilities are equally well suited for servicing medical device companies in CRM and non-CRM markets, and our development staff is pursuing opportunities to diversify the interventional customer base.”
Conference Call and Webcast
     Synovis Life Technologies will host a live Webcast of its fiscal second-quarter conference call today, May 30, at 10:00 a.m. CT to discuss the company’s results. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, May 30.
     If you prefer to listen to an audio replay of the conference call, dial (800) 405-2236 and enter access number 11090146. The audio replay will be available beginning at 1:00 p.m. CT on Wednesday, May 30, through 6:00 p.m. CT on Friday, June 1.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, and the level and timing of orders from contract manufacturing customers, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2006.
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Synovis Life Technologies
May 30, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2007	2006	2007	2006
Net revenue	$16,623	$14,922	$30,810	$28,201
Cost of revenue	9,273	9,521	17,076	18,014
Gross margin	7,350	5,401	13,734	10,187
Gross margin percentage	44%	36%	45%	36%

Selling, general and administrative	5,851	5,833	11,681	11,030
Research and development	890	818	1,703	1,638

Operating income (loss)	609	(1,250)	350	(2,481)

Interest income	484	300	977	578
Income (loss) before provision for income taxes	1,093	(950)	1,327	(1,903)
Provision (benefit) for income taxes	334	(475)	304	(856)

Net income (loss)	$759	$(475)	$1,023	$(1,047)

Basic earnings (loss) per share	$0.06	$(0.04)	$0.08	$(0.09)
Diluted earnings (loss) per share	$0.06	$(0.04)	$0.08	$(0.09)

Weighted average basic shares outstanding	12,207	11,968	12,166	11,951

Weighted average diluted shares outstanding	12,461	11,968	12,345	11,951
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Synovis Life Technologies
May 30, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Business Segment Information (unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2007	2006	2007	2006
Net revenue
Surgical business	$9,083	$6,190	$17,514	$12,351
Interventional business	7,540	8,732	13,296	15,850

Consolidated	$16,623	$14,922	$30,810	$28,201

Gross margin
Surgical business	$5,749	$3,649	$11,092	$7,007
Interventional business	1,601	1,752	2,642	3,180

Consolidated	$7,350	$5,401	$13,734	$10,187

Gross margin percentage
Surgical business	63%	59%	63%	57%
Interventional business	21%	20%	20%	20%
Consolidated	44%	36%	45%	36%

Operating income (loss)
Surgical business	$1,283	$(719)	$2,143	$(1,025)
Interventional business	(49)	4	(464)	(348)
Corporate and other	(625)	(535)	(1,329)	(1,108)

Consolidated	$609	$(1,250)	$350	$(2,481)
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Synovis Life Technologies
May 30, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets (unaudited)
As of April 30, 2007 and October 31, 2006
(In thousands, except share and per share data)

	April 30,	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$8,356	$7,053
Short-term investments	37,700	39,926
Accounts receivable, net	8,204	6,740
Inventories	10,144	8,590
Deferred income tax asset, net	1,017	1,017
Other current assets	1,296	1,742

Total current assets	66,717	65,068

Property, plant and equipment, net	11,452	12,228
Goodwill and other intangible assets, net	9,311	7,393
Deferred income tax asset, net	563	861

Total assets	$88,043	$85,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,012	$5,625

Total current liabilities	6,012	5,625

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding, 12,235,449 at April 30, 2007 and 12,101,253 at October 31, 2006	122	121
Additional paid-in capital	76,214	75,132
Retained earnings	5,695	4,672

Total shareholders’ equity	82,031	79,925

Total liabilities and shareholders’ equity	$88,043	$85,550

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